NEWS

FOR IMMEDIATE RELEASE

DUPONT FABROS TECHNOLOGY, INC. ANNOUNCES
SENIOR LEADERSHIP APPOINTMENTS
WASHINGTON, D.C. - Dec. 8, 2015 - DuPont Fabros Technology, Inc. (NYSE: DFT) today announced two executive appointments. Maria Kenny has been promoted to executive vice president and chief development officer and Scott A. Davis assumes the position of executive vice president and chief technology officer.
Kenny will oversee all development activities as the company expands its portfolio in current as well as new markets. She will be responsible for the efficient implementation of DFT’s new flexible density and flexible redundancy data center design.
Davis will be responsible for all DFT data center designs as well as ongoing operations of DFT’s multi-market premium wholesale data centers. He will continue to oversee engineering, critical facility operations, IT, environmental health & safety, sustainability and security.
“The appointment of Maria and Scott to these new positions reaffirms our commitment to creating solutions with our customers that frees them to focus on their core businesses,” said Chris Eldredge, DFT’s president and CEO. “Maria and Scott will be instrumental in continuing our leadership in developing innovative, operational and cost-effective data center design solutions. Maria brings a wealth of experience and knowledge to her new role and will be invaluable to our organization as we expand our development in new and existing markets. In addition, Scott draws upon extensive data center design and operations experience to drive innovation and reliability. Under their collective stewardship, DFT will continue to be the trusted provider of data center solutions to companies with mission-critical requirements.”
Kenny was most recently DFT’s senior vice president, finance and treasurer. Prior to DFT, she served as chief financial officer for DuPont Fabros Development (DFD), where she was responsible for all aspects of finance, accounting and administration. Prior to DFD, Kenny worked in public accounting as audit manager at CohnReznick, a national accounting firm specializing in the real estate and construction industries. Kenny earned a Bachelor of Arts in economics from the University of North Carolina.
Davis was most recently DFT’s executive vice president of data center operations. He previously served as the director of operations for DuPont Fabros Development (DFD) and later senior vice president of operations for DuPont Fabros Technology. Prior to DFD, Davis held the position of senior director of data center operations at AOL. Before AOL, Davis was a principal at CCG Facilities Integration Inc., where he oversaw the design, construction and commissioning of new data centers. Davis received a Bachelor of Science in electrical engineering from the University of Maryland.

About DuPont Fabros Technology, Inc.
DuPont Fabros Technology, Inc. (NYSE: DFT) is a leading owner, developer, operator and manager of enterprise-class, carrier-neutral, large multi-tenant wholesale data centers. The Company’s facilities are designed to offer highly specialized, efficient and safe computing environments in a low-cost operating model. The Company’s customers outsource their mission-critical applications and include national and international enterprises across numerous industries, such as technology, Internet content providers, media, communications, cloud-based, healthcare and financial services. The Company’s 12 data centers are located in four major U.S. markets, which total 3 million gross square feet and 266 megawatts of available critical load to power the servers and computing equipment of its customers. DuPont Fabros Technology is a real estate investment trust (REIT) headquartered in Washington, D.C. For more information, please visit www.dft.com

For Additional Information:
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